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                                                                    EXHIBIT 10.8



                            ARTICLES OF ASSOCIATION
                     WEIFANG FUHUA AMUSEMENT PARK CO., LTD.


                         CHAPTER 1 -- GENERAL PRINCIPLES

Article 1 In accordance with the Foreign Equity Joint Venture Law of the People's Republic of China (the "PRC") and pursuant to the Agreement signed by China Weifang Neo-Luck (Group) Company of Shandong Province ("Party A"), Jimswood Investment and Development Inc. of the United States ("Party B") and Weicheng International Inc. of the United States ("Party C") on August 17, 1996 in Weifang, China for the purpose of establishing Weifang Fuhua Amusement Park Co., Ltd. (the "Joint Venture Company"), these Articles of Association ("Articles") are hereby established.

Article 2 The name of the Joint Venture Company shall be Weifang Fuhua Amusement Park Co., Ltd. Its English name is: WEI FANG FUHUA ENTERTAINMENT GARDEN CO., LTD. The legal address of the Joint Venture Company shall be East End of Dong Feng Street, Weifang, Shandong Province, PRC.

Article 3 The names, legal addresses and legal representatives of Parties A, B, and C of the Joint Venture Company:

               Party A:
               Name:                 Weifang Neo-Luck (Group) Corporation of
                                     Shandong Province
               Legal Address:        189 Dong Feng Street, Weifang
               Legal Representative: Jun Yin

               Party B:
               Name:                 Jimswood Investment and Development Inc. of
                                     the United States
               Legal Address:        Los Angeles, California, U.S.A.
               Legal Representative: Stanley Wu

               Party C:
               Name:                 Weicheng International Inc.
               Legal Address:        3079 Shabo Boulevard, Santa Ana,
                                     California, U.S.A.
               Legal Representative: Aiping Wang

Article 4      The Joint Venture Company shall be a limited liability company.

Article 5 The Joint Venture Company is a Chinese corporation and shall be governed and protected by Chinese law. All activities of the Joint Venture Company shall be in compliance with Chinese laws, statutes and other relevant rules and regulations.
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                   CHAPTER 2 -- PURPOSE AND SCOPE OF BUSINESS


Article 6 The objectives of the Joint Venture Company are facilitating the further development of tourism in Weifang City, making full use of the abundant local tourism resources, adopting scientific management practices, expanding and improving tourist-hosting capabilities, and achieving economic benefits satisfactory to Parties A, B and C, pursuant to the principles of enhanced cooperation and mutual benefit.

Article 7 The scope of operations of the Joint Venture Company shall include: golf courses, tennis courts, swimming pools, sauna rooms, gymnasiums, disco halls, guest rooms, bowling alleys, recreation rooms, tourist merchandise stores, restaurants, and beverage shops.

Article 8 The scale of operations of the Joint Venture Company shall be as follows: Construction shall be over a one-year period. Following completion of construction and the subsequent test period, a normal annual operating revenue of RMB 57,900,000 and a profit of RMB 14,160,000 are to be realized.

              CHAPTER 3 -- TOTAL INVESTMENT AND REGISTERED CAPITAL

Article 9 Total investment in the Joint Venture Company shall be USD $29,500,000. The registered capital of the Joint Venture Company shall be USD $20,700,000, of which Party A shall contribute USD $9,315,000, comprising 45% of the total registered capital, Party B shall contribute USD $5,175,000, comprising 25% of the total registered capital, and Party C shall contribute USD $6,210,000, comprising 30% of the total registered capital.

Article 10 Method of capital contribution: The capital contribution of Party A shall be in RMB and some cash in foreign currency, which shall be used mainly for acquisition of land, construction of supporting facilities, and the purchase of materials from within the PRC; Party B and Party C shall contribute capital in United States currency, which shall be used mainly for acquisition of technically advanced equipment, a portion of the materials used for decoration, a portion of the office supplies, etc.

Article 11 Parties A, B and C shall make their respective capital contributions in full according to the time limit stipulated in the Agreement.

Article 12 After Parties A, B and C have made their respective capital contributions, the Joint Venture Company shall invite an accountant registered in China to verify the contributions and issue a verification report, on the basis of which the Joint Venture Company shall then issue investment certificates. The investment certificates shall include the name of the Joint Venture Company, date of establishment of the Joint Venture Company, names of the Parties, the amounts

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               and dates of their respective capital contributions, and the date of issuance of investment certificates.

Article 13 During the term of the Joint Venture, the amount of the Joint Venture Company's registered capital shall not be reduced.

Article 14 Should any Party to the Joint Venture Company wish to transfer all or part of its investment to any third party, consent shall be obtained in advance from the other two Parties. Should one Party wish to transfer its investment, the other two Parties shall have first right of refusal.

Article 15 Unanimous approval by the Board of Directors is required for any increase or transfer of the Joint Venture Company's registered capital. Subsequently, such increase or transfer shall be submitted to the original examination and approval authority for approval. Then the registration shall be changed at the State Administration of Industry and Commerce.

                         CHAPTER 4 -- BOARD OF DIRECTORS

Article 16 The Joint Venture Company shall establish a Board of Directors, which shall be the highest authority of the Joint Venture Company.

Article 17 The Board of Directors shall make decisions on all major issues concerning the Joint Venture Company. Its powers shall include the following: to decide on and approve recommendations made by the General Manager with regard to appointment and removal of personnel and major reports (on matters such as the volume of operating revenues and expenditures and the annual profit distribution plan); to pass the Joint Venture Company's important rules and policies; to decide on the termination of the Joint Venture or a merger with another commercial entity; to decide the hiring of the General Manager, Assistant General Managers, Chief Engineer, Chief Accountant, Chief Economist and other top officers; to be in charge of the liquidation process upon termination of the Joint Venture or expiration of its term.

Article 18 The Board of Directors shall consist of six (6) members, among whom three (3) shall be appointed by Party A, two (2) by Party B and one (1) by Party C. The term of office for each Director shall be four (4) years and each Director shall be eligible for consecutive terms.

Article 19 The Chairman of the Board of Directors shall be appointed by Party A and the Vice-Chairman shall be appointed by Party B.

Article 20 When Parties A, B and C intend to appoint or replace any Directors, a written notice shall be submitted to the Board of Directors one (1) month in advance.

Article 21 The Board of Directors shall convene two regular meetings each year. Interim meetings may be convened under important circumstances and upon motion of a

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               Director. In principle, Board meetings shall be held in the area of the Joint Venture Company. If necessary, Board meetings can be held in the U.S. or other locations away from the Joint Venture Company.

Article 22 Board meetings shall be called and presided over by the Chairman of the Board. Should the Chairman be absent, Board meetings shall be called and presided over by the Vice-Chairman.

Article 23 The Chairman shall provide each Director with a written notice at least thirty (30) days before the date of a Board meeting. The notice shall contain the agenda, time and location of the meeting. Should a Director, with cause, be unable to attend a meeting, the Director may appoint, in writing, a proxy to attend the meeting.

Article 24 Detailed minutes of every Board meeting shall be recorded and signed by all of attending Directors and proxies. The minutes shall be written in the Chinese language and kept in the files of the Joint Venture Company.

Article 25 Unanimous approval by the Board of Directors shall be required for the following matters: any changes to the Articles of Association; re-organization, termination or dissolution of the Joint Venture Company; increase, transfer or mortgaging of the registered capital of the Joint Venture Company; merger of the Joint Venture Company with another commercial entity; other important matters.

                        CHAPTER 5 -- MANAGEMENT STRUCTURE

Article 26 The Joint Venture Company shall establish within itself such departments as trade, technology, finance, food and beverage, and general affairs.

Article 27 The Joint Venture Company shall have one (1) General Manager and two (2) Assistant General Managers. A Director may serve concurrently as the General Manager or one of the Assistant General Managers, who shall be recommended by Party A and appointed by the Board of Directors.

Article 28 The General Manager shall be directly accountable to the Board of Directors. The General Manager shall carry out the Board's resolutions as well as organize and conduct the daily operations and management of the Joint Venture Company. Assistant General Managers shall assist the General Manager. At such times as the General Manager expects to be absent from the Company's operations, one of the Assistant General Managers shall be designated to exercise the powers and discharge the responsibilities of the General Manager during the absence of the General Manager.

Article 29 Decisions on major issues in the daily operations of the Joint Venture Company shall take effect only when signed jointly by the General Manager and Assistant General Managers. Issues needing co-signatures shall be specified by the Board of Directors.

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Article 30     The General Manager and Assistant General Managers shall serve a term of three (3) years and may be re-appointed to consecutive terms by the Board.

Article 31 The Joint Venture Company shall have one Chief Engineer, one Chief Accountant and one Chief Economist, who shall be appointed by the Board and shall be led by the General Manager.

Article 32 The General Manager, Assistant General Managers, Chief Engineer, Chief Accountant, Chief Economist and other top officers who wish to resign their post shall submit a written report to the Board of Directors two (2) months in advance. In case of graft or serious dereliction of duty by any one of the above officers, such persons may be removed at any time through a resolution by the Board of Directors. Any such person who commits a criminal offense shall be subject to criminal investigation and prosecution.

                       CHAPTER 6 -- FINANCE AND ACCOUNTING

Article 33 The finance and accounting of the Joint Venture Company shall conform to rules under the Finance and Accounting System for Sino-Foreign Joint Ventures established by the Ministry of Finance of the People's Republic of China.

Article 34 The Joint Venture Company's fiscal year shall coincide with the calendar year, beginning on January 1 and ending on December 31.

Article 35 All accounting vouchers, documents, accounting books and financial statements shall be written in the Chinese language. The RMB shall be the standard accounting currency. The conversion of RMB into other currencies shall be based upon the exchange rate published on the date of such conversion by the State Administration of Foreign Exchange of the PRC.

Article 36 The Joint Venture Company shall adopt the internationally prevalent accrual method and debit-credit system in its accounting.

Article 37 The Joint Venture Company's accounting books shall record the following items: A. All cash income and expense amounts of the Joint Venture Company; B. All sales and purchases of goods by the Joint Venture Company; C. The Joint Venture Company's registered capital and liabilities; D. Pay in dates of registered capital of the Joint Venture Company as well as increases and transfers of same.

Article 38 Within the first three months of each fiscal year, the Joint Venture Company's finance department shall compile the previous fiscal year's balance sheet and income statement which, after they have been examined and signed by an accountant registered in China, shall be submitted to the Board of Directors for approval.

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Article 39     The Joint Venture Company shall decide the number of years over which its fixed assets shall be depreciated, pursuant to the Enforcement Provisions of the Income Tax Law for Sino-Foreign Joint Ventures of the PRC.

Article 40 All foreign exchange-related issues of the Joint Venture Company shall be resolved pursuant to the Interim Foreign Exchange Rules of the PRC, other related regulations, and provisions under the Joint Venture Agreement.

                        CHAPTER 7 -- PROFIT DISTRIBUTION

Article 41 The Joint Venture Company shall allocate certain amounts from its after-tax profits to a reserve fund, an enterprise development fund, and an employees benefit fund and bonus fund, the annual allocation rate of which shall be determined by the Board of Directors

Article 42 After paying income taxes and allocating the various funds in accordance with law, the remaining profits shall be distributed in proportion to Parties A, B and C's contributions to registered capital.

Article 43 The Joint Venture Company's profits shall be distributed annually. The profit distribution plan and amount of profit distributed to each Party for each fiscal year shall be published within the first three months following that fiscal year.

Article 44 The Joint Venture Company shall not distribute profits unless the losses of the previous fiscal year have been covered. Undistributed profits from the previous fiscal year may be distributed together with that of the current fiscal year.

                             CHAPTER 8 -- EMPLOYEES

Article 45 The handling of the recruitment, appointment, dismissal of and resignation by employees of the Joint Venture Company and such matters as their salaries, benefits, labor insurance, labor protection and labor discipline shall be in compliance with the PRC's Labor Management Regulations for Sino-Foreign Equity Joint Ventures and the Enforcement Regulations for same.

Article 46      Employees needed by the Joint Venture Company may be recruited locally through a competitive selection process. The Joint Venture Company has the right to take proper disciplinary action against any employee who violates the regulations and labor discipline of the Joint Venture Company. The most serious offenders may be dismissed.

Article 47 Employees' salaries shall be determined by the Board of Directors according to the particular circumstances of the Joint Venture Company and with reference to applicable regulations in China, and shall be specified in labor contracts.

               Employees' salaries shall be raised as is appropriate in the light of expanded production and operations and improved employee skills and technical abilities.
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Article 48     Such matters as employee benefits, bonuses, labor protection and labor insurance shall be addressed in various policies of the Joint Venture Company so as to ensure a normal production and working environment for employees.

                            CHAPTER 9 -- TRADE UNION

Article 49 The Joint Venture Company shall have the right to establish a trade union and carry out union activities in accordance with Trade Union Law of the PRC and applicable regulations.

Article 50 The Joint Venture Company trade union represents the interest of employees. Its obligations are: to uphold the democratic rights and material interests of employees in accordance with the law; to assist the Joint Venture Company in arranging and properly utilizing benefit and bonus funds; to organize political, professional and technical studies by employees; to organize literary, artistic and sports activities; and to educate employees about observing labor discipline and striving to fulfill the commercial objectives of the Joint Venture.

Article 51 The Joint Venture Company trade union shall sign labor contracts with the Joint Venture Company on behalf of employees and shall monitor compliance with the contracts.

Article 52 The Joint Venture Company trade union shall take part in the mediation of disputes arising between employees and the Joint Venture Company.

Article 53 The Joint Venture Company shall each month contribute funds equal to 2% of actual total employee salaries to the trade union. The Joint Venture Company trade union shall use the funds in accordance with the Rules for the Management of Trade Union Funds established by the China National Federation of Trade Unions.

                CHAPTER 10 -- TERM, TERMINATION, AND LIQUIDATION

Article 54 The term of the Joint Venture Company shall be fifteen (15) years, which shall begin on the date of issuance of its business license.

Article 55 When Parties A, B and C all agree on an extension of the term of the Joint Venture, and when such extension has been approved by a resolution of the Board of Directors, the Joint Venture Company shall submit a written application to the original examination and approval authorities six (6) months prior to the expiration of the term of the Joint Venture. Only upon approval may the term be extended. At that time the Joint Venture Company shall go through necessary formalities to change the registration at the State Administration of Industry and Commerce.
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Article 56     The Joint Venture Company may be terminated before the expiration of its term if Parties A, B and C are in unanimous agreement that such early termination of the Joint Venture shall be in the best interest of all Parties. The Board must convene a general meeting to decide in favor of early termination, and such decision must be submitted to the original examination and approval authorities for approval.

Article 57 In the event of material losses caused by one Party's failure to perform its obligations under the Agreement and the Articles of Association, or such Party commits a serious breach of the Agreement, the other two Parties may claim for compensation.

Article 58 Upon expiration or early termination of the term of the Joint Venture, the Board of Directors shall establish procedures and principles for its liquidation, shall nominate candidates for a liquidation committee, and shall form the liquidation committee so as to liquidate the assets of the Joint Venture Company.

Article 59 Liquidation expenses shall receive priority in payments from the existing assets of the Joint Venture Company. Any remaining assets, after the payment of all debts of the Joint Venture Company, shall be distributed among Parties A, B and C in proportion to each Party's contribution to the registered capital.

Article 60 After the liquidation has been completed, the Joint Venture Company shall file a report with the original examination and approval authorities, cancel its registration with the State Administration of Industry and Commerce, return its business license and make an announcement to the public.

Article 61 After the termination of the Joint Venture Company, its accounting books shall be left in the care of Party A.

                       CHAPTER 11 -- RULES AND REGULATIONS

Article 62 The Joint Venture Company establishes, through the Board of Directors, the following rules and regulations:

                 1.  Management regulations;
                 2.  Employee regulations;
                 3.  Wage policies;
                 4. Rules on employee attendance, promotion, and rewards and penalties;
                 5.  Employee benefits rules;
                 6.  Financial regulations;
                 7.  Liquidation procedures upon dissolution of the Company;
                 8.  Other necessary rules and regulations.

                      CHAPTER 12 -- SUPPLEMENTARY ARTICLES

Article 63 Any amendment to these Articles of Association shall require unanimous agreement by the Board of Directors and shall be submitted to the original examination and approval authority for approval.


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Article 64     These Articles of Association shall be written in the Chinese language.

Article 65 These Articles of Association shall enter into effect only upon approval by the Foreign Economic Relations and Trade Commission of Weifang City, Shandong Province, the PRC.

Article 66 These Articles of Association are signed on October 8, 1996 by authorized representatives of Parties A, B and C in Weifang, China.


Party A:         Weifang Neo-Luck (Group) Co. Ltd. of Shandong Province
Representative:  (Signature illegible)


Party B:         Jimswood Investment and Development (US) Inc.
Representative:  (Signature illegible)



Party C:         Weicheng International (US) Inc.
Representative:  Aiping Wang

                                                           Date: January 8, 1997